EXHIBIT 23.1 INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-69741 and 333-84447 of CNA Financial Corporation and subsidiaries on Forms S-3 and S-8, respectively, of our reports dated March 19, 2003 (which reports express unqualified opinions and include explanatory paragraphs relating to a restatement described in Note T and to certain accounting changes), appearing in the Annual Report on Form 10-K of CNA Financial Corporation and subsidiaries for the year ended December 31, 2002.

Deloitte & Touche LLP
Chicago, Illinois
March 24, 2003